Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Dunham Funds:

We consent to the use of our report dated February 25, 2008 with respect to the financial statements of the Kelmoore Strategic Trust (comprising, the Strategy Fund, Strategy Eagle Fund, and Strategy Liberty Fund), incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 27, 2009